Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Relations and Media Contact:

Don Duffy or John Flanagan

Integrated Corporate Relations 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Announces that Chairman and President Doug Schmick to Become Chief Executive Officer

Current CEO Saed Mohseni to Leave the Company in 2007

Portland, Oregon — (Business Wire)—November 1, 2006 — McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today announced that Doug Schmick, Chairman and President, will become Chief Executive Officer, effective in January 2007. Mr. Schmick served as Chief Executive Officer from 1974 to 1999. Saed Mohseni, the current Chief Executive Officer, will leave the Company and resign from the Board of Directors at that time.

“I have enjoyed an excellent 20-year career at McCormick & Schmick’s, which has made this a difficult decision,” said Mr. Mohseni, Chief Executive Officer. “The Company is well positioned as a leading brand in the affordable upscale fresh seafood category with a strong pipeline of development opportunities and a strong management team. I believe that the time is right for me to pursue other business opportunities. I will be readily available to Doug Schmick and the rest of the management team to ensure a smooth and successful transition. I’m grateful to Bill McCormick, Doug Schmick and the entire McCormick & Schmick’s family for an incredible 20 years.”

“I would like to thank Saed and understand his desire to pursue other business opportunities. I know I speak for our entire team in offering him our best wishes for future success,” said Mr. Schmick. “Although my titles and responsibilities are changing, the constant is that this business has been my passion for 34 years and I expect to continue what I have always done – lead our strong and deep management team to deliver results and continue our track record of success.”

About the Company

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading national seafood restaurant operator in the affordable upscale dining segment. Over the past 34 years, it has successfully grown to 63 restaurants in 24 states and the District of Columbia by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a diverse base of casual diners, families, travelers and the business community. For more information on McCormick & Schmick’s, please visit www.McCormickandSchmicks.com.

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